Exhibit 4.1 (i)
AMENDMENT NO. 7 TO
FARM BUREAU 401(k) SAVINGS PLAN (“Plan”)
(As restated and executed on January 25, 2002)
This amendment, entered into as of this 24th day of February, 2005, shall be effective with respect to distributions made on or after March 28, 2005.
The provisions of the Plan concerning mandatory distributions of amounts not exceeding $5,000 are amended as follows:
     In the event of a mandatory distribution greater than $1,000 that is made in accordance with the provisions of the Plan providing for an automatic distribution to a Participant without the Participant’s consent, if the Participant does not elect to have such distribution paid directly to an “eligible retirement plan” specified by the Participant in a direct rollover (in accordance with the direct rollover provisions of the Plan) or to receive the distribution directly, then the Administrator shall pay the distribution in a direct rollover to an individual retirement plan designated by the Administrator.

IOWA FARM BUREAU FEDERATION, Plan Sponsor

By:	/s/ Craig A. Lang

President

WELLS FARGO BANK MINNESOTA, N.A., Trustee

By:	/s/ Mary Stoecker

Vice President/Relationships Manager